API AND DATA LICENSE AGREEMENT

This API and Platform License Agreement ("Agreement”) applies to your access to, and use of, the content, documentation, code, data and related materials made available by Direct Transfer, LLC. (“Direct Transfer”) to you (collectively, the “Content”), including through the use of the Direct Transfer application programming interface (the “API”, together with Content, “Direct Transfer Materials”). By using any Direct Transfer Materials, you agree to this Agreement.

1. Description, Licenses, and Restrictions

1.1 Direct Transfer  API. The Direct Transfer  API consists of programmatic web APIs, interface definitions, generated code libraries and associated tools and documentation that allow you to use software application(s) or website(s) (your "Content"), which will create, read, update or delete certain content from Direct Transfer Platform, including but not limited to activities as it relates to the act of creating a shareholder (the "Content").

1.2 Developer API Keys. In order to utilize the API, you must be granted a unique API key from Direct Transfer that associates an offering to a unique clickinvest key. You will be issued one or more unique security keys, tokens, passwords and/or other credentials (collectively, "Keys"), for accessing the Platform and managing your account. You may only access the Platform with the Keys issued to you by Direct Transfer. Access may not always be available. You may not sell, transfer, sublicense or otherwise disclose your Keys to any other party or use them with any other Application other than that for which you initially applied for it. You are responsible for maintaining the secrecy and security of your Keys. You are fully responsible for all activities that occur using your Keys, regardless of whether such activities are undertaken by you or a third party. You are responsible for maintaining up-to-date and accurate information (including a current email address and other required contact information) for your account. Direct Transfer  may discontinue your access to the API if such contact information is not up-to-date and/or you do not respond to communications directed to such coordinates.

1.3 API Modifications. Direct Transfer reserves the right to modify the Service and the API, and to release subsequent versions of the API. You may be required to obtain and use the most recent version of the API in order to obtain functionality of your Application with the Service. The API is provided for a mutually agreed fee schedule herein attached, but Direct Transfer reserves the right to change fees associated with the API (or additional features or functionality therefor) in the future.

1.4 Prohibited Uses. The Direct Transfer API is made available to issuers in order to permit them to link to the Direct Transfer Platform for the purposes of processing investment information to the general public. Without limiting other restrictions in this Agreement, you agree that: (i) the API may not be used to create Applications that offer or promote services that may be damaging to, disparaging of or otherwise detrimental to Direct Transfer or its licensors, licensees, affiliates and partners; and (ii) the API may not be used for or to create Applications that transfer, display or use Content from Direct Transfer without the Application creating an additional or distinct benefit for Direct Transfer's end users' use of the Service.

1.5 Monitoring Use of the Direct Transfer API. You agree to provide us with access to your platform and/or other materials related to your use of the API as reasonably requested by us to verify your compliance with this Agreement. You agree that we may crawl or otherwise monitor online platforms and you agree not to block or interfere with such efforts by Direct Transfer.

1.6 Usage Limitations. Direct Transfer may limit the number of network calls that your platform may make via the API, and/or the maximum file size, and/or the maximum Content that may be accessed, or anything else about the API and the Content it accesses as Direct Transfer deems appropriate, in its sole discretion; these limitations may on occasion be without notice. In addition, Direct Transfer may post usage limitations at the Developers area of its web site, and change such usage limits at any time. In addition to its other rights under this Agreement, Direct Transfer  may utilize technical measures to prevent over-usage and/or stop usage of the API by an Application after any usage limitations are exceeded.

1.7 Your Display of Content; Attribution and Goodwill You must clearly and conspicuously attribute the source of all Content as received from the Direct Transfer Service. Without limiting the foregoing, if your Application or the use of the Service requests a user to input an Direct Transfer  username and password, your

Application must clearly identify the Service (as more specifically provided in the Trademark Guidelines). You may not modify, obscure, delete or otherwise disable the functioning of links to the Service or Direct Transfer  or third-party applications or websites, or change the resource associated with any link provided within any Content. Similarly, you may not modify, obscure or delete the text, images, artwork, logos, copyrights or similar proprietary notices or other aspects of any Content that you receive from the API, except that, with respect to graphic images, you may re-size such images while maintaining the same relative proportions of such image. If you display the Content in a way that Direct Transfer  or, where applicable, a third-party provider of such Content to Direct Transfer , finds unacceptable for any reason, including if your display violates this Agreement or it disparages, damages, tarnishes or impairs the value, integrity or goodwill of the Content or its subjects or brands therein, Direct Transfer  may require that you immediately change or cease your display of such Content. All Content transmitted by Direct Transfer  in connection with your Application remains the property of the proper owners or licensors thereof. You acknowledge and agree that Direct Transfer  has no obligation to, and does not, monitor the Content created by users of the Service.

1.8 Appropriate Conduct and Usage Restrictions. You agree that you are responsible for your own conduct while using the API and for any consequences thereof. You agree to use the API only for purposes that are legal, proper and in accordance with this Agreement, any Separate Agreement and any applicable policies or guidelines provided by Direct Transfer  from time to time. In addition to the other restrictions contained in this Agreement, in particular those concerning appropriate use contained in Section 1.4 and the Direct Transfer  Brands in Section 3.5, you agree that when using the API you will not, directly or indirectly, take or enable another to take any of the following actions:

1.8.1 interfere with or disrupt services or servers or networks connected to the Service, or disobey any requirements, procedures, policies or regulations of networks connected to the Service;

1.8.2 restrict or inhibit any user from using and enjoying the Service;

1.8.3 use the Service for any illegal or unauthorized purpose;

1.8.4 circumvent or modify any Keys or other security mechanism employed by Direct Transfer or the API;

1.8.5 request, collect, solicit or otherwise obtain access to sign-in names, passwords or other authentication credentials for Direct Transfer, other than by directing users to Direct Transfer in the mechanism specifically provided by the Direct Transfer API;

1.8.6 imply inaccurate creation, affiliation, sponsorship or endorsement of you or your Application as by Direct Transfer or of the Content as your own;

1.8.7 use any robot, spider, site search/retrieval application or other device to retrieve or index any portion of the Service or collect information about users for any unauthorized purpose;

1.8.8 create user accounts by automated means or under false or fraudulent pretenses;

1.8.9 transmit any viruses, worms, defects, Trojan horses or any items of a destructive nature; or

1.8.10 utilize the optical character recognition results or data obtained by submitting Content with images or PDF files to the Service for any independent purpose besides locating such Content among the notes within an Direct Transfer account.

1.9 Support. Direct Transfer  has no obligation to provide you or your users with support, software upgrades, enhancements or modifications to the API ("Support"). You understand and agree that you are solely responsible for providing user support and any other technical assistance for your Application. Direct Transfer  may redirect users and potential users of your Application to your email address on your account for purposes of answering general Application inquiries and support questions. If Direct Transfer  elects at any time to provide

Support, it shall be considered part of the Service for purposes of Section 7, and Direct Transfer  may terminate the Support at any time without notice to you for any or no reason.

1.10 Escrow Agent.  Direct Transfer shall not act as escrow for any funds raised by you.  In the event you determine an escrow account is required for any activities undertaken by you under this Agreement pursuant to Securities and Exchange Commission Rule 15c2-4 or otherwise, Direct Transfer has established relationships with certain “banks” (as defined by Section 3(a)(6) of the Securities Exchange Act of 1934, as amended) set forth on Exhibit A hereto.  Direct Transfer has provided each such “bank” a form of this Agreement and notified it you may be contacting it to enter into a separate agreement regarding an escrow account (a “Separate Agreement”).

2. Directory

2.1 Establishment. Direct Transfer may establish a directory of customer using the API and/or the platform resulting from issuers use of the API (a "Directory"). Whether or not you or your platform is included in such a Directory would be within Direct Transfer's sole discretion.

2.2 Submission Requirements. Direct Transfer may establish a submission process with certain requirements in order to be included within such Directory, including additional information about and possibly an evaluation version of your Application (which would be provided to Direct Transfer  free of any fees or subscriptions usually associated with the Application).

2.3 Trademark License. You hereby grant Direct Transfer a non-exclusive license to display the trade names, trademarks, service marks, logos, copyright notices, domain names and other distinctive brands associated with you and your Platform (the "Licensee Brands") in accordance with this Agreement for the sole purposes of identifying your Application in the Directory and promoting or advertising your use of the API. Direct Transfer shall not intentionally modify or distort any Licensee Brands.

3. Proprietary Rights

3.1 Direct Transfer Property. As between you and Direct Transfer , Direct Transfer  retains all right, title and interest, including without limitation all intellectual property rights, in and to, (i) the API and any and all elements and components thereof, including content, technology, software, code, user interfaces and any derivative works and/or compilations thereof; (ii) the Direct Transfer  Brands, as defined in this Agreement and (iii) any feedback (including suggestions comments, improvements, ideas, etc.), about the Service, the Content, the API, or any applications Direct Transfer  may be developing as discussed in Section 3.7 (collectively, the "Direct Transfer  Property").

3.2 License Grant. Subject to the terms and conditions in, and only during the term of, this Agreement, Direct Transfer  grants you the limited, nonexclusive, revocable, non-sublicensable and non-transferable (except as provided in Section 11(g)) license to access and use the API solely to develop, test, display, distribute and execute your Application; to access and display in your Application the Content obtained through the Service; and to allow others to access your Application. You will not, and will not permit any person, directly or indirectly, to (i) reverse engineer, disassemble, reconstruct, decompile, translate, modify, copy or, other than as explicitly permitted hereunder (except to the extent the foregoing restriction is expressly prohibited by applicable law notwithstanding this limitation), or (ii) create derivative works of the API or the Service, or any aspect or portion thereof, including without limitation, source code and algorithms. You shall not distribute or otherwise disseminate the API by any means or in any form, except as an integral part of your Application.

3.3 Government Restrictions. The API is "commercial computer software" and any associated documentation is "commercial computer software documentation," pursuant to DFAR Section 227.7202 and FAR Section 12.212, as applicable. Any use, modification, reproduction, release, performance, display or disclosure of the API or such documentation by the United States Government shall be governed solely by the terms of this Agreement, except to the extent expressly permitted by the terms of this Agreement.

3.4 Export Controls. You shall comply with all applicable export and re-export control laws and regulations, including the Export Administration Regulations, the International Traffic in Arms Regulations and

country-specific economic sanctions programs implemented by the Office of Foreign Assets Control in connection with your use of the API.

3.5 Brand License. Subject to the terms and conditions in, and during the term of, this Agreement, Direct Transfer  grants you a limited, nonexclusive, revocable, non-sublicensable and non-transferable license to display the trade names, trademarks, service marks, logos, copyright notices, domain names and other distinctive brands of Direct Transfer  (cumulatively, the "Direct Transfer  Brands") in accordance with this Agreement and the Trademark Guidelines and solely for attributing the source of the API and the Direct Transfer  Service, and for the purpose of promoting or advertising that you use the API and in your resulting Application. All use by you of the Direct Transfer  Brands (including any goodwill associated therewith) shall inure to the benefit of Direct Transfer .

3.6 Brand Protection. At no time during or after the term of this Agreement shall you challenge or assist others to challenge the Direct Transfer  Brands (except to the extent such restriction is prohibited by law) or the registration thereof by Direct Transfer , nor shall you attempt to register any Direct Transfer  Brands or brand identifiers (including domain names) that are confusingly similar in any way (including but not limited to, sound, appearance and spelling) to any of the Direct Transfer  Brands.

3.7 Prohibitions. In using the Direct Transfer  Brands pursuant to Section 3.5, you may not do the following (and for purposes of this Section "use" shall include any use or display of an Direct Transfer  Brand):

3.7.1 use an Direct Transfer Brand in any manner that implies a relationship or affiliation with, sponsorship or endorsement by Direct Transfer, other than your licensed right to use the API;

3.7.2 use an Direct Transfer Brand in any manner that can be reasonably interpreted to suggest Content has been authored by or represents the views or opinions of Direct Transfer or Direct Transfer personnel;

3.7.3 use an Direct Transfer Brand to disparage Direct Transfer, its products or services;

3.7.4 use an Direct Transfer Brand in a way that tarnishes, dilutes or otherwise impairs the Direct Transfer Brands;

3.7.5 use an Direct Transfer Brand on your site if it contains or promotes illegal actions or activities;

3.7.6 use an Direct Transfer Brand as the largest or most prominent brand in your Application;

3.7.7 use an Direct Transfer Brand in a manner that is misleading, defamatory, infringing, libelous, disparaging, obscene or otherwise objectionable to Direct Transfer; or

3.7.8 remove, obscure, distort or alter any element of an Direct Transfer Brand.

3.8 Your Warranty, Ownership and License Grants. You represent and warrant that: (i) your Application and the Licensee Brands is your original work or was legally obtained; and (ii) our and our sublicensees' and affiliates' use of your Application and the Licensee Brands as permitted by the licenses granted herein will not violate any third party's rights. Except to the extent your Application and its content contains Direct Transfer  Property, Direct Transfer  claims no ownership or control over your Application or the content sent, posted or displayed through your Application, or any of the Licensee Brands. During the term of this Agreement you hereby grant to us a paid-up, royalty-free, nonexclusive, worldwide, irrevocable right and license, under all of your intellectual property rights, to: (i) use, perform and display your Application (to the extent you have provided us the means to do so) and Licensee Brands; (ii) link to and direct users to your Application and (iii) sublicense the foregoing rights to our affiliates or any third parties that are working with us as development partners, hosting facilities and in similar capacities in order to enable them to perform their services for us. Following the termination of this Agreement and upon written request from you, Direct Transfer  shall make commercially reasonable efforts, as determined in its sole discretion, to remove all references and links to your Application and any Licensee Brands from the Direct Transfer  website and service. Direct Transfer  shall have no other obligation to delete copies of, or references or links to, your Application.

3.9 Direct Transfer Application Development. You acknowledge and agree that Direct Transfer  may be independently creating platforms, content and other products or services that may be similar to or competitive with your platform and its content, and nothing in this Agreement will be construed as restricting or preventing Direct Transfer from creating and fully exploiting such platforms, content and other items, without any obligation to you. If you elect to provide us with any Feedback you assign all right, title and interest in and to such Feedback to us, and acknowledge that we will be entitled to use, implement and exploit any such feedback in any manner without restriction, and without any obligation of confidentiality, attribution, accounting or compensation or other duty to account.

4. Privacy and Legal Compliance

4.1 Direct Transfer Privacy Policy. Direct Transfer 's collection and use of personal information from its customers, their visitors and is governed by Direct Transfer 's Privacy Policy, with the exception that Direct Transfer may reveal personal information about you as noted in this Agreement (e.g., for attribution purposes and handling inquiries from users or potential users). You understand and agree that Direct Transfer may access, preserve and disclose your contact information and your platform details if required to do so by law or in a good faith belief that such access, preservation or disclosure is reasonably necessary to comply with legal process or protect the rights, property and/or safety of Direct Transfer, its affiliates or partners, the Direct Transfer Service users or the general public.

4.2 Your Privacy Policy. For information you obtain from users of your Application, you will, at all times, maintain a high standard privacy policy reasonably consistent with Direct Transfer's Privacy Policy. You must clearly post a link to your privacy policy at the point such information is collected. You agree to comply with your privacy policy in the collection, use and storage of such information.

4.3 User Passwords. If your Application runs as a "client" on a computer or mobile device owned by an Direct Transfer user, you: (i) may not store the user's password on that device without consent from the user; (ii) may not transmit or store that password to any system other than the Direct Transfer  service; (iii) must protect the password using the standard protection mechanism for the platform (the password MUST NOT be stored in cleartext); and (iv) must provide a mechanism for the user to log out, which must completely remove the username and password from your application and its persistent storage. If your Application runs as an Internet service on a multi-user server, you must not ask for, view, store or cache the sign-in name or password of Direct Transfer user accounts. Authorization to access the user's account is only permitted via the "web service" authentication scheme in the API.

5. Publicity

You are free to promote your platform, including advertising in traditional and online media and communicating with your users about your offering, so long as you do so truthfully and without implying that your platform is created or endorsed in any manner by Direct Transfer (or otherwise embellishing your relationship with Direct Transfer). For example, you may factually state that your platform is "used with the Service" (during the term of this Agreement), provided that your use of any Direct Transfer Brands is in compliance with our Guidelines. In addition, you must submit to us a copy or image of any media release or advertising you create including any Direct Transfer Brands, and we request that you provided us a copy of any other media release concerning your Application; these should be submitted via our website.

6. Indemnity

You agree to indemnify and hold Direct Transfer, its subsidiaries, affiliates, directors, officers, agents, employees, advertisers and partners harmless from and against any and all claims, liabilities, damages (actual and consequential), losses and expenses (including legal and other professional fees) arising from or in any way related to any third party claims relating to your use of the API, your Application, any violation of this Agreement or any other actions connected with your use of or interaction with, or the Application's use of or interaction with, the Direct Transfer Service. In the event of such claim, we will provide notice of the claim, suit or action to the contact information we have for you, provided that any failure to deliver such notice to you shall not eliminate or reduce your indemnification obligation hereunder.

7. Disclaimer of Warranties

YOU EXPRESSLY UNDERSTAND AND AGREE THAT:

(a) YOUR USE OF THE API AND THE SERVICE IS AT YOUR SOLE RISK. THE API AND THE SERVICE ARE EACH PROVIDED ON AN "AS IS" AND "AS AVAILABLE" BASIS. TO THE MAXIMUM EXTENT PERMITTED BY LAW, DIRECT TRANSFER  EXPRESSLY DISCLAIMS ALL WARRANTIES AND CONDITIONS OF ANY KIND, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES AND CONDITIONS OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

(b) DIRECT TRANSFER  DOES NOT WARRANT THAT (i) THE API OR THE SERVICE WILL MEET ALL OF YOUR REQUIREMENTS; (ii) THE OPERATION OF THE API OR THE SERVICE WILL BE UNINTERRUPTED, TIMELY, SECURE OR ERROR-FREE, OR THAT KNOWN OR DISCOVERED ERRORS WILL BE CORRECTED; OR (iii) WILL PROVIDE RESULTS THAT ARE ACCURATE OR RELIABLE OR (iv) WILL MEET YOUR EXPECTATIONS.

(c) DIRECT TRANSFER  IS NOT RESPONSIBLE FOR ANY CONTENT OR OTHER MATERIAL DOWNLOADED OR OTHERWISE OBTAINED THROUGH THE USE OF THE API OR THE SERVICE, ALL OF WHICH IS OBTAINED AT YOUR OWN DISCRETION AND RISK, AND YOU ACKNOWLEDGE AND AGREE THAT YOU WILL BE SOLELY RESPONSIBLE FOR ANY DAMAGE TO YOUR COMPUTER OR OTHER DEVICE OR LOSS OF DATA THAT RESULTS FROM THE DOWNLOAD AND/OR USE OF ANY SUCH MATERIAL.

(d) NO ADVICE OR INFORMATION, WHETHER ORAL OR WRITTEN, OBTAINED BY YOU FROM DIRECT TRANSFER 'S EMPLOYEES OR AGENTS, OR THROUGH OR FROM THE USE OF THE API OR SERVICE, SHALL CREATE ANY WARRANTY NOT EXPRESSLY STATED IN THIS AGREEMENT.

8. Limitation of Liability

YOU EXPRESSLY UNDERSTAND AND AGREE THAT DIRECT TRANSFER , ITS SUBSIDIARIES, AFFILIATES AND LICENSORS, AND OUR AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS, SHALL NOT BE LIABLE TO YOU FOR ANY DIRECT, INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES, INCLUDING BUT NOT LIMITED TO, DAMAGES FOR LOSS OF PROFITS, GOODWILL, USE, DATA, COVER OR OTHER INTANGIBLE LOSSES (EVEN IF DIRECT TRANSFER  HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES) RESULTING FROM: (i) THE USE OF OR THE INABILITY TO USE THE API; (ii) UNAUTHORIZED ACCESS TO, OR THE LOSS, CORRUPTION OR ALTERATION OF, YOUR APPLICATION, TRANSMISSIONS, CONTENT OR DATA; (iii) STATEMENTS OR CONDUCT OF ANY THIRD PARTY USING THE APPLICATION OR THE SERVICE; (iv) DIRECT TRANSFER 'S ACTIONS OR OMISSIONS IN RELIANCE UPON YOUR ACCOUNT INFORMATION AND ANY CHANGES THERETO OR NOTICES RECEIVED THEREFROM; (v) YOUR FAILURE TO PROTECT THE CONFIDENTIALITY OF ANY PASSWORDS OR ACCESS RIGHTS TO YOUR ACCOUNT INFORMATION OR THE ACCOUNT INFORMATION OF ANY USER OF YOUR APPLICATION; (vi) THE ACTS OR OMISSIONS OF ANY THIRD PARTY USING THE APPLICATION OR THE SERVICE; (vii) THE TERMINATION OF AVAILABILITY OF THE API OR THIS AGREEMENT; OR (viii) ANY OTHER MATTER RELATING TO THE API.

9. Confidential Information

The term "Direct Transfer  Confidential Information" means any information of or relating to Direct Transfer that becomes known to you through disclosure, observation or otherwise, and that either is designated as confidential by Direct Transfer  or that is not generally known or readily ascertainable to the public, including, without limitation, nonpublic information regarding Direct Transfer 's API and Direct Transfer 's products, services, programs, features, data, techniques, technology, code, ideas, inventions, research, testing, methods, procedures, know-how, trade secrets, business and financial information and other activities. All Direct Transfer Confidential Information remains the property of Direct Transfer , and no license or other right in any Direct Transfer  Confidential Information is granted hereby. You will not disclose any Direct Transfer Confidential Information to any third party, and will take all reasonable precautions to prevent its unauthorized dissemination, both during and after the term of this Agreement. If you are an organization, you will limit your internal distribution of Direct Transfer Confidential Information to your personnel and agents who have a need to know, and will take steps to ensure that dissemination is so limited. You will not use any Direct Transfer Confidential Information for the benefit of anyone other than Direct Transfer. Upon Direct Transfer 's written request, you will destroy or return to

Direct Transfer all Direct Transfer Confidential Information in your custody or control. In addition to the terms of this provision, you and Direct Transfer will continue to be subject to any nondisclosure agreement that you and Direct Transfer have entered into separately. This provision will survive any termination of this Agreement.

10. Term and Termination

10.1 Term. You agree that this Agreement shall be deemed to be in effect upon the date on which you connect to the API, link your key, or successfully login to active your platform, for a period of 1 year.

10.2 Direct Transfer Termination. Direct Transfer may change, suspend or discontinue the availability of the API, or the functioning of the API with the Service, at any time and without advance notice. Furthermore, Direct Transfer may limit, suspend or terminate your use of the API (and your rights under this Agreement) at any time. In addition, this Agreement shall terminate automatically and without notice immediately upon any breach of the terms of this Agreement by you.

10.3 Your Termination. You may terminate this Agreement (subject to Section 10.6) for any reason or no reason at all, at your convenience, by ceasing your use of the API.

10.4 Refusal of Certain Applications. Direct Transfer shall have the right, in its sole discretion, to refuse to permit your use of the API with a particular Platform. Unless Direct Transfer states otherwise, such rejection will not terminate this Agreement with respect to any other Application. Direct Transfer  shall have no liability to you for such refusal.

10.5 Effect of Termination. Upon the termination of this Agreement for any reason the rights granted to you herein, including all licenses to the API and Direct Transfer brands shall terminate. Neither party shall be liable to the other party for damages of any sort resulting solely from the termination of this Agreement.

10.6 Survival. Notwithstanding any termination of this Agreement, Sections 3.1, 3.6, 3.9, 4.1, 5 and 6-9, 10.5, 10.6, 10.7 and 11 shall continue to apply and survive termination.

10.7 Remedies. You acknowledge that your breach of this Agreement may cause irreparable harm to Direct Transfer, the extent of which would be difficult to ascertain. Accordingly, you agree that, in addition to any other remedies to which Direct Transfer may be legally entitled, Direct Transfer shall have the right to seek immediate injunctive relief in the event of a breach of this Agreement by you or any of your officers, employees, consultants or other agents.

11. Fees

11.1 Refer to Exhibit B herein.

12. Miscellaneous

12.1 This Agreement constitutes the entire agreement between you and Direct Transfer and governs your use of the API, except and then only to the extent that you have entered into a Separate Agreement. If, through accessing or using the API or the Service, you utilize or obtain any product or service from a third party, you may additionally be subject to such third party's terms and conditions applicable thereto, and this Agreement shall not affect your legal relationship with such third party.

12.2 You acknowledge and agree that each affiliate of Direct Transfer shall be a third-party beneficiary to this Agreement and that such other parties shall be entitled to directly enforce, and rely upon, any provision of this Agreement which confers a benefit on (or provides rights in favor of) them. Other than this, no other person or company shall be a third-party beneficiary to this Agreement.

12.3 This Agreement and the relationship between you and Direct Transfer shall be governed by the laws of the State of North Carolina without regard to its conflict of law provisions. You and Direct Transfer agree to submit to the personal and exclusive jurisdiction of the courts located within the county of Wake, North Carolina.

Notwithstanding this, you agree that Direct Transfer shall still be allowed to apply for injunctive remedies (or an equivalent type of urgent legal relief) in any applicable jurisdiction.

12.4 The failure or delay by Direct Transfer to exercise or enforce any right or provision of this Agreement or rights under applicable law shall not constitute a waiver of any such provisions or rights. If any provision of this Agreement is found by a court of competent jurisdiction to be invalid, the parties nevertheless agree that the court should endeavor to give effect to the parties' intentions as reflected in the provision, and the other provisions of the Agreement remain in full force and effect.

12.5 You agree that regardless of any statute or law to the contrary, any claim or cause of action you may have arising out of or related to use of the Service or otherwise under this Agreement must be filed within one (1) year after such claim or cause of action arose or you hereby agree to be forever barred from bringing such claim.

12.6 The section headings in this Agreement are for convenience only and have no legal or contractual effect.

12.7 You may not assign or transfer your rights or obligations under this Agreement, except that both you and Direct Transfer may assign this Agreement to a third party into which it has merged or which has otherwise succeeded to all or substantially all of its business and assets to which this Agreement pertains, by purchase of stock, assets, merger, reorganization or otherwise, and which has assumed in writing or by operation of law its obligations under this Agreement.

Signature Page to follow

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the day and year below written.

COMPANY

Date: January 17, 2017

Company Name: Teraphysics

Signatory Name: Louis Fisi

Signature: Louis Fisi

Title: CEO

SERVICE PROVIDER

Date: January 25, 2017

Company Name: Direct Transfer LLC.

Signatory Name: Brian Balbirnie

Signature: Brian Balbirnie

Title: CEO

EXHIBIT A

Technology Services
$595.00	One-time setup fee
$5.00	Click Invest Button - per investor
$2.00	Per inbound ACH
$25.00	Per inbound wire
$25.00	Per outbound wire
$2.00	AML check - per domestic investor
$25.00	AML check - per international investor
$45.00	AML bad actor checks